Exhibit 4.1

EXECUTION COPY

AMENDMENT NO. 2 TO THE AMENDED AND RESTATED RIGHTS AGREEMENT

THIS AMENDMENT dated as of March 7, 2013 (this “Amendment”), amends the Amended and Restated Rights Agreement, dated as of January 17, 2005, as amended on October 29, 2009, (the “Agreement”), by and between GARDNER DENVER, INC. (the “Company”), a Delaware corporation, and WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Rights Agent”). All capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the Agreement.

WHEREAS, RENAISSANCE PARENT CORP., a Delaware corporation (“Parent”), RENAISSANCE ACQUISITION CORP., a Delaware corporation and a direct wholly owned Subsidiary of Parent (“Acquisition Sub”) and the Company are, substantially concurrently herewith, entering into an Agreement and Plan of Merger (the “Merger Agreement”), dated as March 7, 2013, pursuant to which, among other things, Acquisition Sub will be merged with and into the Company, with the Company surviving the merger, on the terms and subject to the conditions set forth in the Merger Agreement (the “Merger”), and each issued and outstanding share of Common Stock outstanding immediately prior to the Merger (other than shares of Common Stock owned by the Company as treasury stock, shares of Common Stock owned, directly or indirectly, by Parent or Acquisition Sub and shares of Company Common Stock as to which holders have properly demanded appraisal pursuant to the Delaware General Corporation Law) shall be cancelled and retired and automatically converted into the right to receive $76 in cash, without interest (the “Merger Consideration”).

WHEREAS, pursuant to resolutions adopted on March 7, 2013 (the “Board Resolutions”), the Board of Directors of the Company has adopted and approved the Merger Agreement;

WHEREAS, Section 27 of the Agreement provides that prior to the Distribution Date, and subject to the penultimate sentence of such Section 27 of the Agreement, the Company and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Agreement without the approval of any holders of certificates representing shares of Common Stock;

WHEREAS, no Distribution Date has occurred and no person is an Acquiring Person; and

WHEREAS, pursuant to the Board Resolutions, the Board of Directors of the Company has unanimously determined that an amendment to the Agreement as set forth herein is necessary and desirable in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement.

NOW, THEREFORE, in accordance with the procedures for amendment of the Agreement set forth in Section 27 thereof, and in consideration of the promises and the mutual agreements herein set forth, the parties hereto hereby agree as follows:

1. Amendment of the Agreement.

(a) The definition of “Acquiring Person” in Section 1 of the Agreement is hereby amended and supplemented by adding the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, none of RENAISSANCE PARENT CORP., a Delaware corporation (“Parent”), RENAISSANCE ACQUISITION CORP., a Delaware corporation and a direct wholly owned Subsidiary of Parent (“Acquisition Sub”) or their Subsidiaries, Affiliates or Associates shall be, or shall be deemed to be, an Acquiring Person for purposes of this Agreement by virtue of one or more of (i) the adoption, approval, execution or delivery of the Agreement and Plan of Merger, dated as of March 7, 2013, by and among Parent, Acquisition Sub and the Company (the “Merger Agreement”), (ii) the public or other announcement of the Merger Agreement or any of the transactions contemplated by the Merger Agreement or (iii) the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement (each such event, an “Exempt Event”). “Effective Time” and “Merger” have the meanings set forth in the Merger Agreement.”

(b) The definition of “Section 11(a)(ii) Event” in Section 1 of the Agreement is hereby amended and supplemented by adding the following proviso immediately following the words “Section 11(a)(ii) (A) or (B) hereof”:

“; provided, however, that notwithstanding anything in this Agreement to the contrary, in no event shall any Exempt Event be, or be deemed to be, or result in, a Section 11(a)(ii) Event.”

(c) The definition of “Section 13 Event” in Section 1 of the Agreement is hereby amended and supplemented by adding the following proviso immediately following the words “Section 13(a) hereof”:

“; provided, however, that notwithstanding anything in this Agreement to the contrary, in no event shall any Exempt Event be, or be deemed to be, or result in, a Section 13 Event.”

(d) The definition of “Stock Acquisition Date” in Section 1 of the Agreement is hereby amended and supplemented by adding the following proviso immediately following the words “has become such”:

“; provided, however, that notwithstanding anything in this Agreement to the contrary, a Stock Acquisition Date shall not occur and shall not be deemed to have occurred as the result of an Exempt Event.”

(e) Section 3(a) of the Agreement is hereby amended and supplemented by adding the following proviso immediately following the words “the earlier of (i) and, (ii) being herein referred to as the ‘Distribution Date’” in the third parenthetical of Section 3(a):

“; provided, however, that notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not occur and shall not be deemed to have occurred as the result of an Exempt Event.”

(f) Section 3 of the Agreement is hereby amended and supplemented to add the following Section 3(c):

“(c) Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Agreement by virtue of an Exempt Event.”

(g) Section 7(a) of the Agreement is hereby amended and replaced in its entirety with the following:

Subject to Section 7(e) hereof, the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including, without limitation, the restrictions on exercisability set forth in Section 9(c), Section 11(a)(iii) and Section 24(a) hereof) in whole or in part at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the principal office or offices of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of one one-hundredths of a share of Preferred Stock (or other securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercisable, at or prior to the earliest of (i) the close of business on January 31, 2015 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 24 hereof and (iii) immediately prior to the Effective Time of the Merger (but only if the Effective Time shall occur) (the earliest of (i), (ii) and (iii) being herein referred to as the “Expiration Date”).

(h) Section 11(a) of the Agreement is hereby amended and supplemented to add the following Section 11(a)(iv):

“(iv) Notwithstanding anything in this Agreement to the contrary, in no event shall any Exempt Event be, or be deemed to be, or result in, a Section 11(a)(ii) Event, and this Section 11(a) shall not apply to any Exempt Event.”

(i) Section 13 of the Agreement is hereby amended and supplemented to add the following Section 13(d):

“(d) Notwithstanding anything in this Agreement to the contrary, in no event shall any Exempt Event be, or be deemed to be, or result in, a Section 13 Event, and this Section 13 shall not apply to any Exempt Event.”

2. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

3. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

4. Effectiveness. This Amendment shall be deemed effective as of, and immediately prior to, the execution and delivery of the Merger Agreement. Except as amended hereby, the Agreement shall remain in full force and effect and shall be otherwise unaffected hereby. If for any reason the Merger Agreement is terminated in accordance with its terms, then this Amendment shall become null and void and be of no further force and effect and the Agreement shall remain exactly the same as it existed immediately prior to the execution of this Amendment.

5. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

GARDNER DENVER, INC.

By:	/s/ Michael Larsen
	Name:	Michael Larsen
	Title:	President, Chief Executive Officer and Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Tracie L. Balach
	Name:	Tracie L. Balach
	Title:	Vice President

[Signature Page to Rights Plan Amendment]